Exhibit 99.1

CONSOL Energy Revises Outlook Reports Coal, Gas & Power Production

PITTSBURGH, Dec. 1 — CONSOL Energy Inc. (NYSE: CNX—News) is revising earnings guidance for calendar year 2003. Previous guidance was for net income of $0.37 per diluted share for the calendar year ending December 31, 2003. The company now expects to report a loss of $0.02 to $0.05 per diluted share. The change in forecasted results primarily is due to lower forecasted coal sales for the quarter ending December 31, 2003, resulting from lower forecasted coal production. In addition, earnings will be impacted negatively by an increase in premium payments to the United Mine Workers of America Health and Retirement funds, $7 million of which will fall in the quarter ending December 31, 2003. CONSOL Energy, however, is protesting this rate increase.

CONSOL Energy Inc. will hold a conference call today at 11:00 a.m. ET. It can be accessed live via a link at our web site: www.consolenergy.com.

Following an analysis of actual results for October and a review of coal production forecasts for the remainder of the year, the company believes that coal production for the calendar year 2003 will be in the range of 60.0 million to 60.5 million tons. Sales of company-produced coal for calendar year 2003 are expected to be in the range of 61.5 million to 62.0 million tons. Lower sales from production shortfalls will be offset, in part, by additional sales from inventory.

Expected coal production in the fourth quarter of 2003 is being impacted by: unfavorable mining conditions at Enlow Fork Mine, Mill Creek Mine and Mine 84; a roof fall in late October along the west beltline at the Bailey Mine; equipment problems at VP8 and Jones Fork mines; and flooding along the Ohio River.

Primary production impacts were at the Bailey and Enlow Fork mines. The roof fall on a main haulage belt at the Bailey mine resulted in the loss of 9 days of production from one of the mine’s two longwall mining units. At Enlow Fork Mine, methane gas was being expelled from the floor of the E8 longwall panel, an unusual situation at the mine, resulting in lost production time. When methane gas rises above a certain level, mining equipment is automatically de-energized until the mine’s ventilation system clears the gas from the area.

The damage to the west belt haulage at Bailey Mine has been repaired. During 2004, operations at the Bailey Mine will shift into a new area of the reserve and away from the west belt haulage area where roof conditions were a problem, eliminating 8 miles of underground belt haulage. In addition, new equipment, including a new 7500-ton underground storage bunker and a new longwall system were brought into service at Bailey Mine. A detailed drilling program has been implemented at Enlow Fork mine to reduce or eliminate gas coming from the floor of the E9 coal panel, the next coal panel in the mining plan at Enlow Fork Mine.

Because of lower than forecast coal production levels, the company expects to take a number of cost-saving measures. These include a reduction in corporate overhead and the potential sale of certain non-core assets, including the previously announced sale of the Emery Mine. All asset sales are subject to Board approval.

The company also reports the following production results for the month of October 2003:

COAL
(Millions of Tons)	October 2003	October 2002
		Continuing	Depleted/
		Operations	Sold
Northern Appalachia	4.2	4.2	0.4
Central Appalachia	1.2	1.3	0.0
Midwest/West	0.1	0.1	0.2
Sub-Total	5.5	5.6	0.6
Total	5.5	6.2

*Totals may not add due to rounding.

	October 2003	October 2002
GAS (Billion cubic feet)	4.4	4.2

ELECTRICITY
Megawatt Hours	0	729

Note: All production figures include production from equity affiliates. Gas production represents gross sales volumes.

Total coal production declined in the period-to-period comparison primarily because some mines that produced coal in October 2002 were subject to depletion or sale later in 2002 or 2003. The aggregate impact on coal production from these events was approximately 0.6 million tons.

Gas production improved period-to-period because additional producing wells were drilled. No electricity was produced during the October 2003 period due to lack of demand for peak power.

Northern Appalachia includes production from the following mines: Bailey, Blacksville #2, Enlow Fork, Mahoning Valley, McElroy, Mine 84, Robinson Run, and Shoemaker. Central Appalachia includes production from the following mines: Amonate, Buchanan, Jones Fork, Mill Creek, and VP #8. Midwest/West includes production from the Emery Mine in Utah and CONSOL Energy’s portion of the Glennies Creek Mine in Australia. The Rend Lake Mine was idled in July 2002. Some equipment has been removed from Rend Lake, and the mine remains on idle status. On February 28, 2003, the Cardinal River and Line Creek mines in Canada, which were included in October 2002 production, were sold.

CONSOL Energy Inc. is the largest producer of high-Btu bituminous coal in the United States. CONSOL Energy has 20 bituminous coal mining complexes in seven states and in Australia. In addition, the company is one of the largest U.S. producers of coalbed methane with daily gas production of approximately 135 million cubic feet from wells in Pennsylvania, Virginia and West Virginia. The company also has a joint-venture company to produce natural gas in Virginia and Tennessee, and the company produces electricity from coalbed methane at a joint-venture generating facility in Virginia.

CONSOL Energy Inc. has annual revenues of $2.2 billion. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002 and 2003. Also in 2003, the company was recognized as a leader in innovation in business technology and IT operations by its addition to Information Week magazine’s “Information Week 500,” one of only 28 energy and utility companies being honored. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com .

Forward-looking statements: CONSOL Energy is including the following cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of, CONSOL Energy. With the exception of historical matters, any matters discussed are forward-looking statements (as defined in Section 21E of the Exchange Act) that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: effects of the amount of our debt compared to stockholders’ equity and recent changes in our credit ratings; results of an internal investigation in response to an anonymous letter recently received; results of one or more purported class action lawsuits against us and certain of our officers alleging that the defendants issued false and misleading statements to the public and seeking damages and costs; deterioration of our operating results in recent periods; our ability to comply with restrictions imposed by our senior credit facility; the success or failure of CONSOL Energy’s efforts to implement its business strategy; reliance on major customers and long-term contracts; the effects of market demand and price on performance; the ability to renew coal and gas sales agreements upon expiration; the price of coal and gas sold under any new sales agreements; fluctuating sales prices; contract penalties; actions of CONSOL Energy’s competitors and CONSOL Energy’s ability to respond to such actions; recent declines in the creditworthiness of our customer base; risks inherent in mining and gas production including geological conditions, mine and gas operations accidents; weather-related factors; results of litigation; the effects of government regulation; the risk of work stoppages; the risk of transportation disruptions that could impair CONSOL Energy’s ability to sell coal and gas; management’s ability to correctly estimate and accrue for contingent liabilities; and CONSOL Energy’s ability to identify suitable acquisition candidates and to successfully finance, consummate the acquisition of, and integrate these candidates as part of its acquisition strategy; and the effects of recent sales of our common stock on the market price of our common stock.